Exhibit 10.47
FIRST AMENDMENT
TO THE
BAXTER INTERNATIONAL INC. AND SUBSIDIARIES
DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective January 1, 2024)
Pursuant to Section 10.1 of the Baxter International Inc. and Subsidiaries Deferred Compensation Plan, as amended and restated effective January 1, 2024 (the "Plan"), the Plan is hereby amended in the following particulars, effective January 1, 2025 except as otherwise set forth below:
1.By substituting the following for the first sentence of subsection 2.7 of the Plan:
"For purposes of the Plan, Compensation has the same meaning as Compensation in the RSP without regard to Section 401(a)(17) of the Code, except that Bonuses deferred under the Plan are (a) included in Compensation in the Plan Year in which such amounts would be paid if they were not deferred and not in the Plan Year in which such amounts are actually paid and (b) excluded from Compensation for purposes of Pay Deferral Elections."
2.By substituting the following for the penultimate sentence of subsection 3.8 of the Plan:
"During such period, each such Eligible Employee may also make a Bonus Deferral Election for his/her Bonus for such Plan Year, provided that unless such election is also permissible pursuant to Section 3.2(c), the portion of his/her Bonus deferred shall not exceed a fraction the numerator of which is the number of days in the Plan Year commencing with the first day of the specified payroll period and the denominator of which is the total number of days in the Plan Year (or, if less, the total number of days in which such Eligible Employee is employed by the Company during the Plan Year)."

3.    By adding the Appendix C attached hereto to the Plan immediately after Appendix B, effective as of the Effective Date set forth in the attached Appendix C.
IN WITNESS WHEREOF, Baxter International Inc. has caused this amendment to be executed by a duly authorized member of the Baxter International Inc. Administrative Committee this 27th day of December, 2024.
BAXTER INTERNATIONAL INC.

/s/ Martha Peterson
Administrative Committee Member

APPENDIX C
SPECIAL DISTRIBUTION PROVISIONS APPLICABLE TO VANTIVE PARTICIPANTS
1.Introduction. Pursuant to that certain Purchase Agreement, dated as of August 12, 2024, (the "Purchase Agreement"), by and among Spruce Bidco I, Inc., Spruce Bidco II, Inc., Spruce Bidco I Limited, CP Spruce Holdings, S.C.Sp, Baxter International Inc. ("Baxter"), and certain affiliates of certain investment funds managed by global investment firm Carlyle, Vantive US Healthcare LLC ("Vantive"), will cease to be owned by Baxter as of the Closing as defined in the Purchase Agreement.
2.Transfer to the Vantive Plan. Effective as of the Closing (the "Transfer Date"), Plan account balances attributable solely to Plan participants actively employed by a Vantive entity at Closing ("Vantive Participants") shall be transferred to the Vantive US Healthcare LLC Deferred Compensation Plan (the "Vantive DCP"); provided, that any contributions attributable to Vantive Participants with respect to the 2024 Plan Year that have not been credited to the Plan as of the Transfer Date shall be credited thereafter in the Vantive DCP. As of the Transfer Date, liabilities equal to the aggregate account balances, as adjusted through such date, of each Vantive Participant shall be transferred to the Vantive DCP and shall be credited to the corresponding accounts maintained under the Vantive DCP as provided therein and each Vantive Participant shall become a participant in the Vantive DCP on the Transfer Date, subject to the conditions and limitations of the Vantive DCP. After the Transfer Date, any benefits attributable to Vantive Participants that are being paid or are payable from the Plan before the Transfer Date shall be paid from and in accordance with the Vantive DCP.
3.Use of Terms. Terms used in this Appendix C shall, unless defined in this Appendix C or otherwise noted, have the meanings given to those terms in the Plan.